Gary R. Henrie

Attorney at Law

Licensed in Nevada and Utah

P. O. Box 3448  Telephone:  307-200-9415

Alpine, Wyoming  83128E-mail:  grhlaw@hotmail.com

February 2, 2021

Cannabis Sativa, Inc.

450 Hillside Dr. #A224

Mesquite, Nevada 89027

To the Board of Directors

Ladies and Gentlemen:

I have acted as securities counsel for Cannabis Sativa, Inc., a Nevada corporation (the "Company"), for the purpose of issuing this opinion letter in connection with an offering statement on Form 1-A.  The offering statement covers the contemplated sale of up to 10,000,000 units with each unit being comprised of one common share of the Company (collectively the “Common Stock”), and one warrant for the purchase of one common share of the Company (collectively the “Warrants”).

In rendering the opinion set forth below, I have reviewed: (a) the offering statement; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; and (d) such statutes, records and other documents as I have deemed relevant.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof and the truthfulness of statements set forth in such documents.  In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, I am of the opinion that the Common Stock being sold pursuant to the offering statement will be duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.  I am further of the opinion that the 10,000,000 shares issued upon the exercise of the Warrants following proper payment therefore and upon resolution by the board of directors directing the issuance thereof will be legally and validly issued, fully paid and non-assessable.  This opinion is based on Nevada general corporate law, all applicable Nevada statutory provisions and reported judicial decisions interpreting these laws.  No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

Very truly yours,

/s/ Gary R. Henrie

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Gary R. Henrie, Esq.